Exhibit 3.65

CERTIFICATE OF LIMITED PARTNERSHIP

OF

W2007 STRATOSPHERE PROPCO, L.P.

This Certificate of Limited Partnership of W2007 Stratosphere Propco, L.P. (the “Partnership”), dated as of February 20, 2008, is being duly executed and filed by W2007 Stratosphere Gen-Par, L.L.C., a Delaware limited liability company, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.).

1.             Name.  The name of the limited partnership formed hereby is W2007 Stratosphere Propco, L.P.

2.             Registered Office and Registered Agent.  The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3.             Registered Agent.  The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

4.             General Partner.  The name and business address of the sole general partner of the Partnership are as follows:

NAME	ADDRESS
W2007 Stratosphere Gen-Par, L.L.C.	85 Broad Street
10th Floor
New York, NY 10004

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first above written.

W2007 Stratosphere Gen-Par, L.L.C.

By:	/s/ Alan Kava
Name: Alan Kava
Title: Authorized Person